Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES THIRD QUARTER 2024 RESULTS

TINTON FALLS, NJ – November 12, 2024 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the third quarter 2024.

Third Quarter 2024 Highlights

•	GAAP net loss applicable to common stockholders of $14.8 million, or $0.49 per share.
•	Earnings available for distribution (“EAD”) attributable to common stockholders of $2.5 million, or $0.08 per diluted share.
•	Common book value per share of $4.02 at September 30, 2024.
•
GAAP net loss applicable to common stockholders, EAD attributable to common stockholders and common book value per share were each impacted by 4.5 cents per share of special committee-related expenses.

•
Declared regular common dividend of $0.15 per share, annualized common dividend yield was 18.6% based on the closing sale price of the Company’s common stock as reported by the NYSE on November 11, 2024.

•	Aggregate portfolio leverage stood at 5.3x at September 30, 2024.
•	As of September 30, 2024, the Company had unrestricted cash of $50.2 million.

“Our portfolio remained relatively consistent in the quarter, as we continued to navigate spread and volatility risks,” said Jay Lown, President and CEO of Cherry Hill Mortgage Investment Corporation. “As we close out the year, we currently favor deploying additional capital into agency RMBS, which offers attractive risk-adjusted returns.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the third quarter of 2024 of $14.8 million, or $0.49 per basic and diluted weighted average common share outstanding. Reported GAAP net loss was determined based primarily on the following: $0.1 million of net interest income, $8.5 million of net servicing income, a net realized loss on RMBS of $3.7 million, a net realized loss on investments in MSRs of $0.2 million, a net realized loss of $8.0 million on derivatives, a net unrealized gain of $25.0 million on RMBS measured at fair value through earnings, a net unrealized loss of $21.3 million on derivatives, a net unrealized loss of $7.5 million on investments in Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $5.1 million (which includes special committee-related expenses of $1.4 million).

Earnings available for distribution attributable to common stockholders for the third quarter of 2024 were $2.5 million, or $0.08 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended
	September 30, 2024	June 30, 2024
	(unaudited)	(unaudited)
Income
Interest income	$14,327	$13,677
Interest expense	14,218	13,510
Net interest income	109	167
Servicing fee income	11,681	12,349
Servicing costs	3,206	3,455
Net servicing income	8,475	8,894
Other income (loss)
Realized loss on RMBS, net	(3,651)	(1,859)
Realized gain (loss) on investments in MSRs, net	(237)	741
Realized gain (loss) on derivatives, net	(7,987)	9,430
Realized gain on acquired assets, net	2	-
Unrealized gain (loss) on RMBS, measured at fair value through earnings, net	24,990	(4,440)
Unrealized loss on derivatives, net	(21,311)	(3,042)
Unrealized loss on investments in Servicing Related Assets	(7,467)	(3,312)
Total Income (Loss)	(7,077)	6,579
Expenses
General and administrative expense	3,411	3,371
Management fee to affiliate	1,671	1,760
Total Expenses	5,082	5,131
Income (Loss) Before Income Taxes	(12,159)	1,448
Provision for corporate business taxes	285	664
Net Income (Loss)	(12,444)	784
Net (income) loss allocated to noncontrolling interests in Operating Partnership	246	(19)
Dividends on preferred stock	(2,594)	(2,555)
Loss on repurchase and retirement of preferred stock	-	(74)
Net Loss Applicable to Common Stockholders	$(14,792)	$(1,864)
Net Loss Per Share of Common Stock
Basic	$(0.49)	$(0.06)
Diluted	$(0.49)	$(0.06)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	30,216,341	29,978,791
Diluted	30,216,341	30,029,960

Dollar amounts in thousands, except per share amounts.

Net unrealized gain on the Company’s RMBS portfolio classified as available-for-sale that are reported in accumulated other comprehensive income was approximately $16.4 million.

	Three Months Ended
	September 30, 2024	June 30, 2024
	(unaudited)	(unaudited)
Net Income (Loss)	$(12,444)	$784
Other comprehensive income (loss):
Unrealized gain (loss) on RMBS, available-for-sale, net	16,400	(3,734)
Net other comprehensive income (loss)	16,400	(3,734)
Comprehensive income (loss)	$3,956	$(2,950)
Comprehensive (income) loss attributable to noncontrolling interests in Operating Partnership	(79)	57
Dividends on preferred stock	(2,594)	(2,555)
Loss on repurchase and retirement of preferred stock	-	(74)
Comprehensive income (loss) attributable to common stockholders	$1,283	$(5,522)

Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended September 30, 2024

The Company realized net servicing fee income of $8.5 million, net interest income of $0.1 million and other loss of $15.7 million, primarily related to realized losses on RMBS and MSRs, realized and unrealized losses on derivatives and an unrealized loss on investments in Servicing Related Assets, partially offset by unrealized gains on the RMBS portfolio. The unpaid principal balance for the MSR portfolio stood at $17.6 billion as of September 30, 2024 and the carrying value of the MSR portfolio ended the quarter at $226.8 million.  Net interest spread for the RMBS portfolio stood at 3.22% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 5.3x.

The RMBS portfolio had a book value and carrying value of approximately $1.2 billion at quarter-end September 30, 2024.  The portfolio had a weighted average coupon of 4.81% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, TBAs and Treasury futures.  At quarter end September 30, 2024, the Company held interest rate swaps with a notional amount of $1.2 billion, TBAs with a notional amount of ($354.6) million, and Treasury futures with a notional amount of $278.4 million.

As of September 30, 2024, Cherry Hill’s GAAP book value was $4.02 per diluted share, net of the third quarter dividend.

Dividends

On September 13, 2024, the Board of Directors declared a quarterly dividend of $0.15 per share of common stock for the third quarter of 2024. The dividend was paid in cash on October 31, 2024 to common stockholders of record as of the close of business on September 30, 2024. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and a dividend of $0.7152 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the third quarter 2024. The dividends were paid in cash on October 15, 2024 to Series A and B Preferred stockholders of record as of the close of business on September 30, 2024.

Earnings Available for Distribution

Earnings available for distribution (“EAD”) is a non-GAAP financial measure that we define as GAAP net income (loss), excluding realized gain (loss) on RMBS, unrealized gain (loss) on RMBS measured at fair value through earnings, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax expense (benefit) on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized gain (loss) on derivatives, net” on the consolidated statements of income (loss). EAD is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on our preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indication of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income (loss) to EAD for the three months ended September 30, 2024 and June 30, 2024:

	Three Months Ended
	September 30, 2024	June 30, 2024
	(unaudited)	(unaudited)
Net Income (Loss)	$(12,444)	$784
Realized loss on RMBS, net	3,651	1,859
Realized loss (gain) on derivatives, net ¹	17,588	(508)
Realized loss (gain) on investments in MSRs, net	237	(741)
Realized gain on acquired assets, net	(2)	-
Unrealized loss (gain) on RMBS, measured at fair value through earnings, net	(24,990)	4,440
Unrealized loss on derivatives, net	21,311	3,042
Unrealized gain on investments in MSRs, net of estimated MSR amortization	(1,062)	(5,247)
Tax expense on realized and unrealized gain on MSRs	957	1,325
Total EAD:	$5,246	$4,954
EAD attributable to noncontrolling interests in Operating Partnership	(105)	(100)
Dividends on preferred stock	(2,594)	(2,555)
EAD Attributable to Common Stockholders	$2,547	$2,299
EAD Attributable to Common Stockholders, per Diluted Share	$0.08	$0.08
GAAP Net Loss Per Share of Common Stock, per Diluted Share	$(0.49)	$(0.06)

Dollar amounts in thousands, except per share amounts.

1.
Excludes drop income on TBA dollar rolls of $757,000 and $638,000 and interest rate swap periodic interest income of $8.8 million and $8.3 million for the three-month periods ended September 30, 2024 and June 30, 2024, respectively.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-Q for the quarter ended September 30, 2024 filed with the Securities and Exchange Commission on November 12, 2024. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of September 30, 2024 and its results of operations for the third quarter 2024 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 pm Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call.

A live webcast of the conference call will be available in the investor relations section of the Company’s website at www.chmireit.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. An online archive of the webcast will be available on the Company’s website for one year following the call.

To Participate in the Telephone Conference Call:

Please dial into the call at least 5 minutes prior to start time.

Domestic: 1-800-715-9871
International: 1-646-307-1963
Conference ID: 9439976

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, the Company's ability to complete the internalization and achieve cost savings resulting from being an internally managed company, the Company's ability to expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com